Exhibit 10.16
CONSULTING AGREEMENT
     Consulting Agreement (this “Agreement”), dated as of July 1, 2005 (the “Effective Date”), by and between Intellect Neurosciences, Inc., a Delaware corporation (the “Company”) and Harvey Kellman (the “Consultant”).
     WHEREAS, the Company desires to retain the consulting services of the Consultant, and the Consultant desires to provide such consulting services to the Company, on the terms and conditions provided in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Engagement; Duties. The Company hereby engages the Consultant to allocate a reasonable amount of business time to provide consulting services, including, but not limited to, services related to strategic planning, organizing and managing our business operations, obtaining additional financing for the Company, engaging other corporate partners to enter into related collaborated arrangements with the Company and such other services as we may reasonably request from time to time during the Term (as hereinafter defined) (the “Services”) and the Consultant hereby accepts such engagement, all upon and subject to the terms and conditions hereinafter set forth.
2. Term; Termination.
     (a) This initial term of this Agreement shall be for three (3) years following the Effective Date, with automatic one (1) year renewal terms thereafter (collectively, the “Term”) unless either party hereto gives written notice to the other party hereto at least sixty (60) days prior to the expiration of any Term of such party’s election not to further extend this Agreement. Notwithstanding anything to the contrary contained herein, the Company may terminate this Agreement, without penalty, at any time and for any reason, upon sixty (60) days prior written notice to the Consultant.
     (b) This Agreement may be terminated prior to the expiration of the Term by either party hereto for a material breach of this Agreement by the other party hereto, subject to a right to cure within 60 days of written notice thereof. Notwithstanding the foregoing, termination of this Agreement by either party hereto shall not preclude such parry’s rights to recovery under any other remedy at law or equity. In the event of termination of the Services hereunder, (i) all obligations of the Company to the Consultant hereunder shall forthwith terminate and the Consultant shall have no right to compensation beyond that accrued prior to such termination, in accordance with Section 3 hereof and (ii) all obligations of the Consultant to the Company hereunder shall forthwith terminate and the Company shall have no right to the provision by the Consultant of any of the duties and responsibilities set forth hereunder. In the event of the termination or expiration of this Agreement, the Consultant shall be entitled to receive all fees accrued through the date of such termination or expiration, in accordance with Section 3 hereof, in full satisfaction of the Company’s obligations to the Consultant hereunder. The termination by the Consultant pursuant to this Section shall terminate any and all obligations and restrictions imposed on the Consultant by this Agreement, other than the obligations imposed by Section 4 and Section 5 hereof.
3. Compensation.
     (a) During the Term, Consultant shall receive, as full compensation for services rendered under this Agreement and the Consultant’s observance and performance of all the provisions hereof, a fee at a rate of $3,500 per month.
     (b) During the Term, upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company shall reimburse the Consultant for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by the Consultant in furtherance of the Company’s business, in accordance with the Company’s policies with respect thereto, as in effect from time to time.
     (c) Consultant acknowledges that he is not an employee of the Company and, as such, he is fully responsible for the payment of all taxes to all regulatory authorities, and the Company shall issue a form 1099 for each tax year during which Consultant performs services for the Company. Consultant shall not be eligible for any employee benefits except for benefits specifically authorized by each such benefit plan as applicable to independent contractors of the Company.
4. Confidentiality. During the Term and for a period of 36 months thereafter, unless consented to in writing by the Company, the Consultant shall not, directly or indirectly, except in the normal course of business: (i) disclose or use any Confidential Information, whether or not acquired during business hours; or (ii) record, photograph or copy any Confidential Information. Promptly upon the termination of the Services by the Company, the Consultant shall return to the Company everything in the Consultant’s possession or control relating to any Confidential Information; provided, however, that this Section shall not prohibit disclosure by the Consultant of information which (a) generally becomes available to the public other than as a result of disclosure by the Consultant, (b) becomes available to the Consultant on a non-confidential basis from a source independent of the Company, or (c) is required to be disclosed by law or regulatory or judicial process. For the purposes of this Agreement, “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer lists, markets, computer software, computer programs, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, whether or not marked as “Confidential.” “Confidential Information” shall also mean information received by the Company from customers of the Company or other third parties subject to a duty to keep confidential.
5. Covenant Not to Compete. During the Term and for a period or 12 months thereafter, unless consented to in writing by the Company, the Consultant shall not, directly or indirectly, through cooperation or collaboration with any third party, hire, retain as an independent contractor or otherwise induce the resignation from a position with the Company by, any other employee of the Company.

6. Separate Agreement. Section 4 and Section 5 hereof shall be construed as agreements independent of the balance of this Agreement, and no claim or cause of action by the Consultant against the Company, whether predicated on this Agreement or otherwise, shall constitute a defense to the enforcement by the Company of the independent agreements contained in Section 4 and Section 5 hereof. The Consultant acknowledges that in the event of a breach or threatened breach of any of the provisions herein by the Consultant, the Company may suffer irreparable damage and will not have an adequate remedy at law. Accordingly, in the event of an actual or threatened breach by the Consultant of any portion of either Section 4 or Section 5, the Company shall be entitled to an injunction restraining the Consultant from such actual or threatened action, in addition to its other remedies at law or equity. Notwithstanding the foregoing, if this Agreement is determined to have been wrongfully terminated by the Company (but not upon expiration hereof), the provisions of Section 5 shall be null and void.
7. Intellectual Property, Etc.
     (a) The Consultant hereby agrees that any and all information, intellectual property, inventions and discoveries, whether or not patentable, that it makes, conceives expresses, develops, and/or creates, whether actually or constructively reduced to practice by the Consultant solely or jointly with others and which are a result of Services performed hereunder (collectively, the “Assigned Inventions”), shall be work for hire and shall be the sole and exclusive property of the Company. The Consultant hereby assigns to the Company any and all right, title and interest which the Consultant has or may acquire in the Assigned Inventions. The Consultant further agrees that it will promptly execute any and all applications, assignments or other instruments which an officer or the Board of Directors of the Company shall deem necessary or useful in order to apply for and obtain patents in the United States and all foreign countries for the Assigned Inventions and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to the Assigned Inventions. The Company will bear the cost of preparation of all such patent applications and assignments, and the cost of prosecution of all such applications in the United States Patent Office and in the patent offices of foreign countries.
     (b) Unless otherwise agreed between the Consultant and the Company, all documents, records, apparatus, equipment and other physical property furnished to the Consultant by the Company or produced by the Consultant or others in connection with the provisions of the Services shall be and remain the sole property of the Company. The Consultant shall return and deliver such property to the Company as and when requested by the Company. Notwithstanding any provision in this Agreement to the contrary, Company agrees that Consultant shall have the right to retain in the files of its legal counsel, solely for legal archival purposes, one copy of all writings or other tangible form materials provided by the Company as a record thereof (provided that such legal counsel shall be bound by all confidentiality provisions set forth in this Agreement with respect to any such materials.)
8. Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to the Company that: (i) the Consultant is not under any other obligation, contractual or otherwise, to any other person or entity which would prevent entry into, or prevent or impair the performance of the provisions of this Agreement and (ii) this Agreement has been duly executed and delivered by the Consultant and constitutes a valid and binding agreement enforceable against the Consultant in accordance with its terms.

9. Nature of Relationship. In the performance of the Services under this Agreement, the Consultant shall be an independent contractor and not an agent or employee of the Company.
10. Notices. Any notice hereunder shall be in writing and shall be deemed duly given (i) upon mailing a confirmation by first class mail, postage prepaid, of a facsimile or e-mail transmission, (ii) when sent by overnight delivery by courier, or (iii) when mailed by registered or certified mail return receipt requested and postage prepaid.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such state.
12. Arbitration. In the event that there is a dispute arising out of or relating to this Agreement, then at the request of either party hereto made to the other party in writing, such disagreement shall be resolved by arbitration in the city of New York, New York, in accordance with the governing rules of the American Arbitration Association, before a single arbitrator selected in accordance with said rules. The non-prevailing party shall bear the prevailing party’s respective costs, fees and expenses in connection with such arbitration. Judgment upon the award rendered may be entered by any State or Federal court located in said city, and each of the parties hereto hereby consents to the jurisdiction of such court and that process, notice of motion, or other application of the court, or a judge thereof, or any notice in connection with the proceedings provided for herein, may be served within or without the State of York in accordance with provisions herein for the serving of notice.
13. Severabihtv. In the event that any provision of this Agreement shall be held invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provision hereof.
14. Prior Agreements. This Agreement shall supersede all other prior agreements with respect to the matters covered hereby.
15. Amendment; Waiver. No amendment hereof shall be valid unless signed by all parties hereto. No waiver of any breach or default hereunder shall be valid unless written and signed by the party giving such waiver, and no such written waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
16. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and permitted assigns.
17. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the day and year first above written.

THE COMPANY:

INTELLECT NEUROSCIENCES, INC.

By:	/s/ Daniel Chain
Name: DANIEL CHAIN
Title: CEO

THE CONSULTANT:

HARVEY KELLMAN

By:	/s/ Harvey L. Kellman Name: Harvey L. Kellman
Title: Managing Director